Exhibit 10.4

External- Ashworth Relocation Letter Agreement
April 30, 2012
Eric Ashworth
83 Laurel Grove
Ross, CA 94957

PERSONAL & CONFIDENTIAL

Dear Eric:

I am pleased to confirm the terms and conditions of your relocation to Chicago, IL.  Your role will be President, reporting to David Schawk, CEO.  The scope of your role as defined at the time of this confirmation is to include leading the functions of New Client Growth and Acquisition, Marketing/Sales Support and Analytics, and Brand Development.

Your base pay will remain unchanged and your Annual Incentive target is 75% of base pay with a payout range of 0-200% based on organizational and individual performance.  You will receive a Long Term Incentive (LTI) award of $250,000 in Q1 of 2012 and an additional LTI award of $150,000 at the time of your move to Chicago, IL.

The company will provide relocation assistance consistent with the Schawk relocation policy.  Requested and approved exceptions to this policy follow.
1.	Schawk will cover relocation expenses for your horse and two dogs.
2.	One time relocation bonus amount of $25,000 (net of taxes) within 30 days preceding your actual move.
3.
Schawk will pay you $118,200 due to the sale of your home without the aid of a real estate agent.  Dually executed contract must be provided.  This payment will be subject to applicable taxes and withholdings.

4.
Schawk will extend the buying assistance component of the relocation policy from 2 years into a third year if needed.  For the two year period from the date of the household move, Schawk will pay expenses direct billed from the vendor for home rental and storage fees up to $100,000 per 12 month period.  These amounts will be deducted from your Annual Incentive payment.  However, if due to company performance, there is no payout for the 2012 performance year, you will not be expected to repay the amount.

5.	If Schawk terminates your employment for reasons other than cause, Schawk will:
•	pay for your standard relocation back to San Francisco consistent with policy in place at that time;
•	provide you with 12 months severance (equal to one year of your annual base pay); and
•	fully subsidize your COBRA expenses for the 12 month period following your termination date.

You will find the Relocation Agreement attached.  Please review and if you are in agreement, sign and return it to me electronically at carol.campagnolo@schawk.com.

Best Regards, /s/Carol Campagnolo
Carol Campagnolo SVP, Global Human Resources Schawk, Inc.

Global Human Resources
1695 River Road, Des Plaines, IL 60018
T: 847.296.5502
F: 847.296.4483
Schawk.com

Relocation Agreement

This Agreement, made this 12th day of January, 2012, by and between Schawk, Inc. (hereinafter the “Company”) and Eric Ashworth (hereinafter the “Employee”), sets forth the understandings and agreements relating to the payment of authorized expenses in connection with the relocation of the Employee.

In consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

1. The Company will pay on behalf of the Employee authorized relocation expenses associated with the relocation of the Employee from the San Francisco, CA to the Chicago, IL area.

2. The Company agrees that if the Employee remains employed with the Company or any affiliate of the Company for at least (12) full months from the date of this Agreement, the Employee will have no obligation to repay any of the relocation expenses.

3. The Employee agrees that if the Employee voluntarily cancels the move, or the Employee’s employment is terminated at the Employee’s initiative or for cause by the Company before the expiration of twelve (12) full months from the date of this Agreement, all relocation payments will cease and the Employee will repay to the Company the cost of the physical move and any relocation allowances, expense reimbursements and any other cost or expense paid or incurred by the company in connection with the Employee’s relocation.

4. The Employee agrees to make repayment in full of the amounts the Employee is obliged to repay under Paragraph 3 of this Agreement within sixty (60) days of demand.  The Employee agrees that the Company may set off any such amounts against any amount the Company owes the Employee on or after termination of employment, including, but not limited to, all bonuses, the Employee’s final paycheck or pay for unused vacation accrual.

IN WITNESS WHEREOF, the Employee has executed this Agreement and the Company has caused this Agreement to be executed on its behalf by a duly authorized person, all as of the day and year first above written.

By (Company)

I have read the above Agreement and understand and agree to be bound by its terms.

/s/Eric Ashworth Eric Ashworth	5/1/12 Date